EXHIBIT 11B

                      SUNBEAM CORPORATION AND SUBSIDIARIES

                     CALCULATIONS OF FULLY DILUTED EARNINGS
                            PER SHARE OF COMMON STOCK
                    (In thousands, except per share amounts)

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
                                                         THREE MONTHS ENDED         SIX MONTHS ENDED
                                                       ----------------------     --------------------
                                                        JULY 2,      JUNE 30,       JULY 2,   JUNE 30,
                                                         1995          1996          1995       1996
                                                       --------      --------     ---------   --------
                                                            (Unaudited)               (Unaudited)

Net earnings applicable to common
 shareholders...............................            $11,438        $7,205       $41,443    $24,566
                                                        =======        ======       =======    =======

Weighted average number of common
 shares outstanding........................              81,776        82,069        81,588     82,026
Add:
 Common shares issuable for exercise of
  warrants and options, net of shares
 assumed to have been acquired with
 proceeds therefrom.........................              1,279           380         1,617        455
                                                        -------       -------       -------    -------
Number of shares applicable to net
 earnings per share calculation.............             83,055        82,449        83,205     82,481
                                                        =======       =======       =======    =======

Fully diluted earnings per share of common
 stock......................................            $   .14       $   .09       $   .50    $   .30

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